                                                                     EXHIBIT 4.3

                                SECOND AMENDMENT
                             TO THE CHOICEPOINT INC.
                           DEFERRED COMPENSATION PLAN


         THIS AMENDMENT to the ChoicePoint Inc. Deferred Compensation Plan (the "Plan") is made and entered into by ChoicePoint Inc. (the "Company") as of the 25th day of April, 2002;

         WHEREAS, the Company has previously adopted the Plan, which was originally effective July 30, 1997; and

         WHEREAS, pursuant to Section 12.5 of the Plan, the Compensation Committee of the Board of Directors of the Company did, by resolution adopted April 25, 2002, approve the amendment of the Plan in certain particulars, and
Section 12.5 permits amendment of the Plan in the Plan Administrator's discretion consistent with the overall compensation and benefit policies of the Company.

         NOW, THEREFORE, the Plan is hereby amended as follows:

                                       1.

         Section 5.1 is hereby amended by adding the following phrase at the end of the first sentence thereof:

                  "provided for in the Participant's Employment agreement, if any, with the Company or any other written agreement with the Company establishing such an amount or percentage."

                                       2.

         Section 5.2 is hereby amended by deleting subsections (a), (b) and (c) thereof and replacing them with the following:

                  (a)(i) For credits to SERP Accounts made prior to the 2002 Plan Year, in general, a Participant shall be 50% vested in said credits (and adjustments thereto for earnings) to his SERP Account.

                  (ii) For credits to SERP Accounts made in the 2002 Plan Year and subsequently, in general, a Participant shall vest in each such credit at the rate of 25% upon the last day of each Plan Year following the year for which the credit is made, if he remains in the employment of the Company on said dates, until he is 100% vested in said credit (and adjustments thereto for earnings).

                  (b)(i) For credits to SERP Accounts made prior to the 2002 Plan Year, upon attainment of age 55, a Participant shall be fully vested in said credits (and adjustments thereto for earnings) to his SERP Account.

                  (ii) For credits to SERP Accounts made in the 2002 Plan Year and subsequently, in the event that there are fewer than four
                  (4) anniversaries of the last day of the Plan Year for which the credit is made remaining before the Participant attains age 60, the Participant shall vest ratably (331/3%, 50% or 100%) in the credit (and any adjustment thereto for earnings) based on the number of anniversaries which will occur prior to his attainment of age 60, provided he or she remains employed on said anniversary date, so that the Participant will be 100% vested on the anniversary coinciding with or preceding the date he or she attains age 60.

                  (c) For credits to SERP Accounts made prior to the 2002 Plan Year, if a Participant's employment terminates between the ages of 50 and 55 (other than "for cause" (as defined in subsection (d)) or as a result of voluntary resignation), the Participant shall be fully (100%) vested in said credits (and adjustments thereto for earnings) to his SERP Account.

         IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of the date and year first above written.


                                        CHOICEPOINT INC.



                                        By: /s/ JOHN KARR
                                           ---------------------------------
                                           Title: Vice President

Attest:


/s/ MARY J. RUPERT
----------------------------------------------
Title:   Notary Public, Fulton County, Georgia
         My Commission Expires Jan. 21, 2006


                                       2